Exhibit 99.1

Analyst Contact:	Vernon L. Patterson	Media Contact:	William C. Murschel
	216.689.0520		216.689.0457

Investor Relations		Key Media
Information:	www.Key.com/ir	Newsroom:	www.Key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP REPORTS THIRD QUARTER 2006 EARNINGS
•	Third quarter EPS of $0.76, up 13% from the year-ago quarter

•	Return on average equity of 15.88%, compared to 14.84% one year ago

•	Total revenue up from the third quarter of 2005

•	Nonperforming assets and net loan charge-offs down from the year-ago quarter
CLEVELAND, October 17, 2006 – KeyCorp today announced third quarter net income of $312 million, or $0.76 per diluted common share, compared to $278 million, or $0.67 per share, for the third quarter of 2005. For the second quarter of 2006, net income was $308 million, or $0.75 per diluted common share. Return on average equity was 15.88% for the third quarter of 2006, compared to 14.84% for the same period last year and 16.11% for the second quarter of 2006.
     For the first nine months of 2006, net income was $909 million, or $2.21 per diluted common share, compared to $833 million, or $2.01 per share, for the first nine months of 2005. Return on average equity was 15.82%, compared to 15.36% for the same period last year.
     “Key’s financial performance continued to improve in the third quarter, driven once again by revenue growth and solid asset quality trends,” said Chairman and Chief Executive Officer Henry L. Meyer III. “Key’s taxable-equivalent revenue rose by $37 million from the year-ago quarter due to solid commercial loan growth, an increase in core deposits and higher fee income. These improved results were achieved in a challenging interest rate environment and a highly competitive market for loans and deposits.
     “With regard to asset quality, nonperforming assets decreased by $64 million from the third quarter of 2005. Net loan charge-offs were down $6 million and represented 0.25% of Key’s average total loans for the current quarter.
     “During the third quarter, we reached an agreement to sell our McDonald Investments branch network to UBS Financial Services and separately announced our intention to pursue the sale of the Champion Mortgage finance business. These actions will improve Key’s business mix and support our focus on relationship businesses.”
     The company expects earnings to be in the range of $0.72 to $0.76 per share for the fourth quarter of 2006.

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

SUMMARY OF CONSOLIDATED RESULTS
     Taxable-equivalent net interest income was $751 million for the third quarter of 2006, compared to $726 million for the year-ago quarter. The positive effect of a 5% increase in average earning assets, due primarily to a 7% rise in commercial loans, more than offset the effect of a 4 basis point decline in the net interest margin to 3.63%. Competitive pressure on loan and deposit pricing and the flat-to-inverted yield curve are expected to continue to put pressure on margins.
     Compared to the second quarter of 2006, taxable-equivalent net interest income was essentially unchanged. The favorable effect of an increase in average earning assets was offset by the effect of a 6 basis point decline in the net interest margin.
     Key’s noninterest income was $543 million for the third quarter of 2006, compared to $531 million for the year-ago quarter. The improvement reflected higher income from several of Key’s fee-based businesses, offset in part by reductions in income from dealer trading and derivatives, and other investments. In addition, Key recorded net losses from the sales of securities, compared to net gains in the same period one year ago.
     Compared to the second quarter of 2006, noninterest income decreased by $4 million. Lower income from investment banking and capital markets activities was the primary cause of the decline. In addition, Key recorded net losses from the sales of securities in the third quarter of 2006, compared to net gains in the prior quarter. These results were moderated by increases in income from a number of other fee-based businesses.
     Key’s noninterest expense was $808 million for the third quarter of 2006, compared to $781 million for the same period last year. Personnel expense rose by $8 million, due primarily to higher costs incurred in connection with business expansion. Nonpersonnel expense grew by $19 million, which included a $10 million contribution made to Key Foundation during the third quarter of 2006.
     Compared to the second quarter of 2006, noninterest expense decreased by $8 million. The improvement was attributable to decreases in personnel expense, professional fees and miscellaneous expense, offset in part by higher costs associated with marketing and the contribution to Key Foundation.

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

ASSET QUALITY
     Key’s provision for loan losses was $31 million for the third quarter of 2006, compared to $43 million for the year-ago quarter and $24 million for the second quarter of 2006.
     Net loan charge-offs for the quarter totaled $43 million, or 0.25% of average loans, compared to $49 million, or 0.30%, for the same period last year and $34 million, or 0.21%, for the previous quarter.
     At September 30, 2006, Key’s nonperforming loans totaled $223 million and represented 0.34% of period-end portfolio loans, compared to 0.55% at September 30, 2005, and 0.41% at June 30, 2006. During the third quarter of 2006, Key moved approximately $55 million of loans from “nonperforming loans” to “nonperforming loans held for sale” in connection with its intention to pursue the sale of the Champion Mortgage finance business. This reclassification had no effect on Key’s total nonperforming assets. At September 30, 2006, nonperforming assets totaled $329 million and represented 0.50% of portfolio loans, other real estate owned and other nonperforming assets, compared to 0.60% at September 30, 2005, and 0.46% at June 30, 2006.
     Key’s allowance for loan losses stood at $944 million, or 1.44% of loans outstanding, at September 30, 2006, compared to $1.093 billion, or 1.67%, at September 30, 2005, and $956 million, or 1.42%, at June 30, 2006. At September 30, 2006, the allowance for loan losses represented 423% of nonperforming loans, compared to 304% one year ago and 343% at June 30, 2006.
CAPITAL
     Key’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks at September 30, 2006. Key’s tangible equity to tangible assets ratio was 6.81% at quarter end, compared to 6.68% at September 30, 2005, and June 30, 2006.
     Key’s capital position provides it with the flexibility to take advantage of future investment opportunities, to repurchase shares when appropriate and to pay dividends. During the third quarter of 2006, Key repurchased 2,500,000 of its common shares. At September 30, 2006, there were 9,961,248 shares remaining for repurchase under the current authorization. Share repurchases and other activities that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the table below.
     Summary of Changes in Common Shares Outstanding

in thousands	3Q06	2Q06	1Q06	4Q05	3Q05

Shares outstanding at beginning of period	402,672	405,273	406,624	408,542	408,231
Issuance of shares under employee benefit and dividend reinvestment plans	2,576	1,399	4,649	1,332	1,561
Repurchase of common shares	(2,500)	(4,000)	(6,000)	(3,250)	(1,250)

Shares outstanding at end of period	402,748	402,672	405,273	406,624	408,542

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue and net income for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the last two pages of this release.
Major Business Groups

				Percent change 3Q06 vs.
dollars in millions	3Q06	2Q06	3Q05	2Q06	3Q05

Revenue (taxable equivalent)
Community Banking	$671	$663	$659	1.2%	1.8%
National Banking	631	632	601	(.2)	5.0
Other Segments	25	21	25	19.0	—

Total segments	1,327	1,316	1,285	.8	3.3

Reconciling Items	(33)	(17)	(28)	(94.1)	(17.9)

Total	$1,294	$1,299	$1,257	(.4)%	2.9%

Net income				`
Community Banking	$112	$104	$111	7.7%	.9%
National Banking	176	177	161	(.6)	9.3
Other Segments	20	19	21	5.3	(4.8)

Total segments	308	300	293	2.7	5.1

Reconciling Items	4	8	(15)	(50.0)	N/M

Total	$312	$308	$278	1.3%	12.2%

N/M = Not Meaningful
Community Banking

				Percent change 3Q06 vs.
dollars in millions	3Q06	2Q06	3Q05	2Q06	3Q05

Summary of operations
Net interest income (TE)	$443	$437	$432	1.4%	2.5%
Noninterest income	228	226	227	.9	.4

Total revenue (TE)	671	663	659	1.2	1.8
Provision for loan losses	22	20	26	10.0	(15.4)
Noninterest expense	470	476	455	(1.3)	3.3

Income before income taxes (TE)	179	167	178	7.2	.6
Allocated income taxes and TE adjustments	67	63	67	6.3	—

Net income	$112	$104	$111	7.7%	.9%

Percent of consolidated net income	36%	34%	40%	N/A	N/A

Average balances
Loans and leases	$26,737	$26,804	$27,131	(.2)%	(1.5)%
Total assets	29,718	29,805	30,026	(.3)	(1.0)
Deposits	46,987	46,683	44,705	.7	5.1

TE = Taxable Equivalent, N/A = Not Applicable

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Additional Community Banking Data

				Percent change 3Q06 vs.
dollars in millions	3Q06	2Q06	3Q05	2Q06	3Q05

Average deposits outstanding
Noninterest-bearing	$8,111	$8,086	$8,411	.3%	(3.6)%
Money market deposit accounts and other savings	22,390	22,523	21,448	(.6)	4.4
Time	16,486	16,074	14,846	2.6	11.0

Total deposits	$46,987	$46,683	$44,705	.7%	5.1%

Home equity loans
Average balance	$10,048	$10,107	$10,365
Weighted-average loan-to-value ratio	70%	70%	71%
Percent first lien positions	60	60	61

Other data
On-line households / household penetration	646,993 / 52%	639,444 / 52%	607,127 / 49%
KeyCenters	949	946	946
Automated teller machines	2,099	2,120	2,185

     Net income for Community Banking was $112 million for the third quarter of 2006, up slightly from $111 million for the year-ago quarter. Growth in net interest income and a decrease in the provision for loan losses drove the improvement and more than offset an increase in noninterest expense. Noninterest income was essentially unchanged.
     Taxable-equivalent net interest income increased by $11 million, or 3%, from the third quarter of 2005, due to growth in average deposits, which also experienced a more favorable interest rate spread. The positive effects of these factors were moderated by a reduction in, and a tighter interest rate spread on, earning assets.
     The provision for loan losses decreased by $4 million, or 15%, as a result of an improved credit risk profile.
     Noninterest expense rose by $15 million, or 3%. Increases in personnel expense and various indirect charges caused the rise.
     During the third quarter of 2006, Key entered into an agreement to sell the McDonald Investments branch network to UBS Financial Services Inc., a subsidiary of UBS AG. This network includes approximately 340 financial advisors in addition to the field support staff who work in 14 states throughout the Northeast, Midwest, Rocky Mountain and Northwest. The sale is expected to be completed in the first quarter of 2007.

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

National Banking

				Percent change 3Q06 vs.
dollars in millions	3Q06	2Q06	3Q05	2Q06	3Q05

Summary of operations
Net interest income (TE)	$375	$373	$348	.5%	7.8%
Noninterest income	256	259	253	(1.2)	1.2

Total revenue (TE)	631	632	601	(.2)	5.0
Provision for loan losses	9	4	17	125.0	(47.1)
Noninterest expense	340	345	326	(1.4)	4.3

Income before income taxes (TE)	282	283	258	(.4)	9.3
Allocated income taxes and TE adjustments	106	106	97	—	9.3

Net income	$176	$177	$161	(.6)%	9.3%

Percent of consolidated net income	57%	57%	58%	N/A	N/A

Average balances
Loans and leases [a]	$38,767	$40,201	$37,072	(3.6)%	4.6%
Loans held for sale [a]	6,192	3,835	3,511	61.5	76.4
Total assets	51,347	50,432	46,708	1.8	9.9
Deposits	11,068	10,638	7,785	4.0	42.2

(a)	On August 1, 2006, Key transferred $2.5 billion of home equity loans from the loan portfolio to loans held for sale in connection with its intention to pursue the sale of the Champion Mortgage finance business. This transfer reduced average home equity loans and leases and increased average loans held for sale by approximately $1.6 billion for the third quarter of 2006.

TE = Taxable Equivalent, N/A = Not Applicable
     Net income for National Banking was $176 million for the third quarter of 2006, up from $161 million for the same period last year. The improvement was due primarily to higher net interest income and a decrease in the provision for loan losses, offset in part by a rise in the level of noninterest expense.
     Taxable-equivalent net interest income grew by $27 million, or 8%, from the third quarter of 2005, reflecting strong growth in deposits, as well as average loans and leases. Deposits rose by $3.3 billion, or 42%, from the third quarter of 2005. Average loans and leases grew by $1.7 billion, or 5%, due largely to increases in the Real Estate Capital and Equipment Finance lines of business. The positive effects of these factors were moderated by tighter interest rate spreads on average earning assets in the Equipment Finance and Consumer Finance lines.
     Noninterest income rose by $3 million, or 1%. Higher income from operating leases, trust and investment services, and a number of other fee-based services were moderated by reductions in income from dealer trading and derivatives, and other investments. In addition, Key recorded net losses from the sales of securities, compared to net gains in the same period one year ago.
     The provision for loan losses decreased by $8 million, or 47%, as a result of an improved credit risk profile.
     Noninterest expense increased by $14 million, or 4%, reflecting higher costs associated with operating leases and various indirect charges.

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

     In the current year, we have continued to take actions to improve our business mix and to support our focus on relationship businesses. During the third quarter, we announced our plans to pursue the sale of the Champion Mortgage finance business, and during the prior quarter, we expanded our asset management product line by acquiring Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas.
     In addition, during the second half of 2005, we completed two acquisitions that have helped us to build upon our success in commercial mortgage origination and servicing. In the fourth quarter of 2005, we continued the expansion of our commercial mortgage servicing business by acquiring the commercial mortgage-backed servicing business of ORIX Capital Markets, LLC, headquartered in Dallas, Texas. In the third quarter, we expanded our FHA financing and servicing capabilities by acquiring Malone Mortgage Company, also based in Dallas.
Other Segments
     Other segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income of $20 million for the third quarter of 2006, compared to $21 million for the same period last year.
Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses that typically have annual sales revenues of $5 million or less with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, brokerage, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investments and employee benefit programs, succession planning, capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which the owner occupies less than 60% of the premises).
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Institutional and Capital Markets provides products and services to large corporations, middle-market companies, financial institutions, government entities and not-for-profit organizations. These products and services include commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance includes Indirect Lending, Commercial Floor Plan Lending and National Home Equity.
Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents and processes payments on loans that private schools make to parents.
Commercial Floor Plan Lending finances inventory for automobile and marine dealers.
National Home Equity provides both prime and nonprime mortgage and home equity loan products to individuals. These products originate outside of Key’s retail branch system. This business unit also works with home improvement contractors to provide home equity and home improvement solutions.
     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $96 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 949 KeyCenters and offices; a network of 2,099 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, Key.com,® that provides account access and financial products 24 hours a day.

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly earnings and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at www.Key.com/ir at 9:00 a.m. ET, on Tuesday, October 17, 2006. A tape of the call will be available through October 24.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at www.Key.com/newsroom.

This news release contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations and forecasts reflected in these forward-looking statements are reasonable, actual results could differ materially due to a variety of factors including: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (4) increased competitive pressure among financial services companies; (5) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (6) consummation of significant business combinations or divestitures; (7) operational or risk management failures due to technological or other factors; (8) heightened regulatory practices, requirements or expectations; (9) new legal obligations or liabilities or unfavorable resolution of litigation; (10) adverse capital markets conditions; (11) disruption in the economy and general business climate as a result of terrorist activities or military actions; and (12) changes in accounting or tax practices or requirements. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements. For further information regarding KeyCorp, please read KeyCorp’s reports that are filed with the Securities and Exchange Commission and are available at www.sec.gov.
###

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	9-30-06	6-30-06	9-30-05
Summary of operations
Net interest income (TE)	$751	$752	$726
Noninterest income	543	547	531

Total revenue (TE)	1,294	1,299	1,257
Provision for loan losses	31	24	43
Noninterest expense	808	816	781
Net income	312	308	278

Per common share
Net income	$.77	$.76	$.68
Net income — assuming dilution	.76	.75	.67
Cash dividends declared	.345	.345	.325
Book value at period end	19.73	19.21	18.41
Market price at period end	37.44	35.68	32.25

Performance ratios
Return on average total assets	1.30%	1.32%	1.22%
Return on average equity	15.88	16.11	14.84
Net interest margin (TE)	3.63	3.69	3.67

Capital ratios at period end
Equity to assets	8.26%	8.16%	8.15%
Tangible equity to tangible assets	6.81	6.68	6.68
Tier 1 risk-based capital [a]	7.92	7.90	7.72
Total risk-based capital [a]	11.98	12.08	11.83
Leverage [a]	8.90	8.82	8.60

Asset quality
Net loan charge-offs	$43	$34	$49
Net loan charge-offs to average loans	.25%	.21%	.30%
Allowance for loan losses	$944	$956	$1,093
Allowance for loan losses to period-end loans	1.44%	1.42%	1.67%
Allowance for loan losses to nonperforming loans	423.32	342.65	303.61
Nonperforming loans at period end	$223	$279	$360
Nonperforming assets at period end	329	308	393
Nonperforming loans to period-end portfolio loans	.34%	.41%	.55%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	.50	.46	.60

Trust and brokerage assets
Assets under management	$84,060	$80,349	$76,341
Nonmanaged and brokerage assets	55,221	57,682	57,313

Other data
Average full-time equivalent employees	20,264	19,931	19,456
KeyCenters	949	946	946

Taxable-equivalent adjustment	$21	$22	$33

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Financial Highlights (continued)
(dollars in millions, except per share amounts)

	Nine months ended
	9-30-06	9-30-05
Summary of operations
Net interest income (TE)	$2,259	$2,163
Noninterest income	1,571	1,517

Total revenue (TE)	3,830	3,680
Provision for loan losses	94	107
Noninterest expense	2,394	2,303
Net income	909	833

Per common share
Net income	$2.24	$2.04
Net income — assuming dilution	2.21	2.01
Cash dividends declared	1.035	.975

Performance ratios
Return on average total assets	1.29%	1.23%
Return on average equity	15.82	15.36
Net interest margin (TE)	3.69	3.68

Asset quality
Net loan charge-offs	$116	$151
Net loan charge-offs to average loans	.23%	.32%

Other data
Average full-time equivalent employees	19,974	19,508

Taxable-equivalent adjustment	$71	$91

(a) 9-30-06 ratio is estimated.
TE = Taxable Equivalent

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Consolidated Balance Sheets
(dollars in millions)

	9-30-06	6-30-06	9-30-05
Assets
Loans	$65,551	$67,408	$65,575
Loans held for sale	7,150	4,189	3,595
Investment securities	41	44	98
Securities available for sale	7,441	7,140	7,124
Short-term investments	1,582	1,577	2,394
Other investments	1,367	1,379	1,310

Total earning assets	83,132	81,737	80,096
Allowance for loan losses	(944)	(956)	(1,093)
Cash and due from banks	2,957	2,814	2,660
Premises and equipment	567	557	593
Goodwill	1,372	1,372	1,344
Other intangible assets	127	132	109
Corporate-owned life insurance	2,754	2,732	2,658
Derivative assets	915	1,016	1,132
Accrued income and other assets	5,275	5,390	4,824

Total assets	$96,155	$94,794	$92,323

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$25,150	$25,291	$23,541
Savings deposits	1,672	1,751	1,922
Certificates of deposit ($100,000 or more)	5,734	5,224	4,783
Other time deposits	11,848	11,542	10,804

Total interest-bearing	44,404	43,808	41,050
Noninterest-bearing	13,396	13,268	12,202
Deposits in foreign office — interest-bearing	3,629	3,762	4,819

Total deposits	61,429	60,838	58,071
Federal funds purchased and securities sold under repurchase agreements	4,701	3,654	3,444
Bank notes and other short-term borrowings	2,594	2,360	3,001
Derivative liabilities	844	1,156	1,075
Accrued expense and other liabilities	4,986	4,999	5,173
Long-term debt	13,654	14,050	14,037

Total liabilities	88,208	87,057	84,801

Shareholders’ equity
Preferred stock	—	—	—
Common shares	492	492	492
Capital surplus	1,588	1,577	1,517
Retained earnings	8,371	8,199	7,719
Treasury stock, at cost	(2,434)	(2,411)	(2,133)
Accumulated other comprehensive loss	(70)	(120)	(73)

Total shareholders’ equity	7,947	7,737	7,522

Total liabilities and shareholders’ equity	$96,155	$94,794	$92,323

Common shares outstanding (000)	402,748	402,672	408,542

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended			Nine months ended
	9-30-06	6-30-06	9-30-05	9-30-06	9-30-05
Interest income
Loans	$1,196	$1,190	$1,006	$3,500	$2,837
Loans held for sale	131	73	56	272	190
Investment securities	1	1	1	2	3
Securities available for sale	84	84	84	251	244
Short-term investments	16	16	15	54	37
Other investments	16	17	12	58	44

Total interest income	1,444	1,381	1,174	4,137	3,355

Interest expense
Deposits	443	392	273	1,178	717
Federal funds purchased and securities sold under repurchase agreements	45	34	31	113	81
Bank notes and other short-term borrowings	24	27	22	75	58
Long-term debt	202	198	155	583	427

Total interest expense	714	651	481	1,949	1,283

Net interest income	730	730	693	2,188	2,072
Provision for loan losses	31	24	43	94	107

Net interest income after provision for loan losses	699	706	650	2,094	1,965

Noninterest income
Trust and investment services income	137	139	135	411	408
Service charges on deposit accounts	78	77	82	227	228
Investment banking and capital markets income	44	59	62	163	168
Operating lease income	58	56	47	166	141
Letter of credit and loan fees	48	45	46	133	133
Corporate-owned life insurance income	23	26	26	74	78
Electronic banking fees	27	27	24	78	70
Net gains from loan securitizations and sales	14	10	12	34	41
Net securities gains (losses)	(7)	4	3	(2)	(2)
Other income	121	104	94	287	252

Total noninterest income	543	547	531	1,571	1,517

Noninterest expense
Personnel	422	431	414	1,258	1,190
Net occupancy	63	61	66	187	212
Computer processing	52	49	54	157	155
Operating lease expense	48	45	40	134	118
Professional fees	29	40	29	102	87
Marketing	37	28	29	83	88
Equipment	26	26	28	78	84
Other expense	131	136	121	395	369

Total noninterest expense	808	816	781	2,394	2,303

Income before income taxes and cumulative effect of accounting change	434	437	400	1,271	1,179
Income taxes	122	129	122	367	346

Income before cumulative effect of accounting change	312	308	278	904	833
Cumulative effect of change in accounting for forfeited stock-based awards, net of tax	—	—	—	5	—

Net income	$312	$308	$278	$909	$833

Per common share:
Income before cumulative effect of accounting change	$.77	$.76	$.68	$2.23	$2.04
Net income	.77	.76	.68	2.24	2.04

Per common share — assuming dilution:
Income before cumulative effect of accounting change	$.76	$.75	$.67	$2.20	$2.01
Net income	.76	.75	.67	2.21	2.01

Cash dividends declared per common share	$.345	$.345	$.325	$1.035	$.975

Weighted-average common shares outstanding (000)	403,780	404,528	410,456	405,218	409,166
Weighted-average common shares and potential common shares outstanding (000)	409,428	410,559	415,441	411,029	414,510

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
(dollars in millions)

	Third Quarter 2006			Second Quarter 2006			Third Quarter 2005
	Average			Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Loans: [a,b]
Commercial, financial and agricultural [c]	$21,648	$400	7.34%	$21,970	$390	7.12%	$19,249	$280	5.78%
Real estate — commercial mortgage	8,106	164	8.04	8,071	153	7.59	8,467	136	6.42
Real estate — construction	7,965	171	8.51	7,570	152	8.07	6,388	110	6.81
Commercial lease financing [c]	9,850	144	5.83	9,764	148	6.05	10,161	158	6.19

Total commercial loans	47,569	879	7.34	47,375	843	7.13	44,265	684	6.15
Real estate — residential	1,415	23	6.49	1,430	24	6.54	1,472	23	6.13
Home equity [d]	11,847	218	7.32	13,449	247	7.36	13,888	236	6.72
Consumer — direct	1,585	36	9.07	1,685	41	9.64	1,794	40	8.96
Consumer — indirect	3,594	61	6.83	3,503	57	6.66	3,339	56	6.67

Total consumer loans	18,441	338	7.31	20,067	369	7.37	20,493	355	6.86

Total loans	66,010	1,217	7.33	67,442	1,212	7.20	64,758	1,039	6.37
Loans held for sale [d]	6,201	131	8.40	3,844	73	7.64	3,521	56	6.43
Investment securities [a]	42	1	8.12	46	1	8.01	76	1	7.00
Securities available for sale [e]	7,216	84	4.61	7,075	84	4.71	7,131	84	4.65
Short-term investments	1,588	16	3.78	1,678	16	3.89	1,972	15	3.15
Other investments [e]	1,363	16	4.67	1,398	17	4.60	1,342	12	3.25

Total earning assets	82,420	1,465	7.06	81,483	1,403	6.89	78,800	1,207	6.08
Allowance for loan losses	(954)			(963)			(1,095)
Accrued income and other assets	13,452			13,341			12,918

Total assets	$94,918			$93,861			$90,623

Liabilities
NOW and money market deposit accounts	$25,230	194	3.05	$25,347	173	2.75	$22,886	101	1.75
Savings deposits	1,700	1	.19	1,752	1	.20	1,952	2	.29
Certificates of deposit ($100,000 or more) [f]	5,517	67	4.82	5,382	61	4.54	4,928	48	3.85
Other time deposits	11,700	127	4.29	11,456	115	4.02	10,805	87	3.21
Deposits in foreign office	4,139	54	5.22	3,429	42	4.88	4,048	35	3.46

Total interest-bearing deposits	48,286	443	3.64	47,366	392	3.32	44,619	273	2.43
Federal funds purchased and securities sold under repurchase agreements	3,634	45	4.88	3,005	34	4.60	3,674	31	3.28
Bank notes and other short-term borrowings	2,285	24	4.29	2,497	27	4.17	2,841	22	3.04
Long-term debt [f]	13,763	202	5.83	14,088	198	5.59	13,814	155	4.50

Total interest-bearing liabilities	67,968	714	4.17	66,956	651	3.89	64,948	481	2.94

Noninterest-bearing deposits	13,085			13,027			12,215
Accrued expense and other liabilities	6,068			6,211			6,027

Total liabilities	87,121			86,194			83,190

Shareholders’ equity	7,797			7,667			7,433

Total liabilities and shareholders’ equity	$94,918			$93,861			$90,623

Interest rate spread (TE)			2.89%			3.00%			3.14%

Net interest income (TE) and net interest margin (TE)		751	3.63%		752	3.69%		726	3.67%

TE adjustment [a]		21			22			33

Net interest income, GAAP basis		$730			$730			$693

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	During the first quarter of 2006, Key reclassified $760 million of average loans and related interest income from the commercial lease financing component of the commercial loan portfolio to the commercial, financial and agricultural component to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified as the historical data was not available.

(d)	On August 1, 2006, Key transferred $2.5 billion of home equity loans from the loan portfolio to loans held for sale in connection with its intention to pursue the sale of the Champion Mortgage finance business. This transfer reduced average home equity loans and increased average loans held for sale by approximately $1.6 billion for the third quarter of 2006.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.
TE = Taxable Equivalent
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
(dollars in millions)

	Nine months ended September 30, 2006			Nine months ended September 30, 2005
	Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets

Loans: [a,b]
Commercial, financial and agricultural [c]	$21,779	$1,147	7.04%	$19,307	$768	5.32%
Real estate — commercial mortgage	8,089	461	7.62	8,344	380	6.09
Real estate — construction	7,618	461	8.10	6,050	289	6.38
Commercial lease financing [c]	9,733	435	5.95	10,067	474	6.28

Total commercial loans	47,219	2,504	7.09	43,768	1,911	5.83
Real estate — residential	1,431	69	6.45	1,471	67	6.06
Home equity [d]	12,904	704	7.29	13,926	674	6.47
Consumer — direct	1,666	118	9.46	1,850	114	8.25
Consumer — indirect	3,489	176	6.72	3,331	161	6.44

Total consumer loans	19,490	1,067	7.31	20,578	1,016	6.59

Total loans	66,709	3,571	7.15	64,346	2,927	6.08
Loans held for sale [d]	4,588	272	7.93	3,654	190	6.96
Investment securities [a]	50	2	7.38	70	4	8.00
Securities available for sale [e]	7,147	251	4.64	7,146	244	4.54
Short-term investments	1,672	54	4.27	1,818	37	2.74
Other investments [e]	1,365	58	5.45	1,406	44	4.00

Total earning assets	81,531	4,208	6.89	78,440	3,446	5.86
Allowance for loan losses	(960)			(1,117)
Accrued income and other assets	13,334			13,175

Total assets	$93,905			$90,498

Liabilities
NOW and money market deposit accounts	$25,012	512	2.74	$22,274	233	1.40
Savings deposits	1,754	3	.24	1,969	4	.26
Certificates of deposit ($100,000 or more)[f]	5,436	186	4.57	4,941	138	3.74
Other time deposits	11,481	345	4.02	10,734	245	3.06
Deposits in foreign office	3,644	132	4.83	4,438	97	2.93

Total interest-bearing deposits	47,327	1,178	3.33	44,356	717	2.16
Federal funds purchased and securities sold under repurchase agreements	3,330	113	4.52	3,990	81	2.70
Bank notes and other short-term borrowings	2,443	75	4.11	2,860	58	2.71
Long-term debt [f]	13,946	583	5.57	14,172	427	4.12

Total interest-bearing liabilities	67,046	1,949	3.88	65,378	1,283	2.64

Noninterest-bearing deposits	12,941			11,825
Accrued expense and other liabilities	6,238			6,042

Total liabilities	86,225			83,245

Shareholders’ equity	7,680			7,253

Total liabilities and shareholders’ equity	$93,905			$90,498

Interest rate spread (TE)			3.01%			3.22%

Net interest income (TE) and net interest margin (TE)		2,259	3.69%		2,163	3.68%

TE adjustment [a]		71			91

Net interest income, GAAP basis		$2,188			$2,072

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	During the first quarter of 2006, Key reclassified $760 million of average loans and related interest income from the commercial lease financing component of the commercial loan portfolio to the commercial, financial and agricultural component to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified as the historical data was not available.

(d)	On August 1, 2006, Key transferred $2.5 billion of home equity loans from the loan portfolio to loans held for sale in connection with its intention to pursue the sale of the Champion Mortgage finance business. This transfer reduced average home equity loans and increased average loans held for sale by approximately $550 million for the first nine months of 2006.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.
TE = Taxable Equivalent
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Noninterest Income
(in millions)

	Three months ended			Nine months ended
	9-30-06	6-30-06	9-30-05	9-30-06	9-30-05
Trust and investment services income [a]	$137	$139	$135	$411	$408
Service charges on deposit accounts	78	77	82	227	228
Investment banking and capital markets income [a]	44	59	62	163	168
Operating lease income	58	56	47	166	141
Letter of credit and loan fees	48	45	46	133	133
Corporate-owned life insurance income	23	26	26	74	78
Electronic banking fees	27	27	24	78	70
Net gains from loan securitizations and sales	14	10	12	34	41
Net securities gains (losses)	(7)	4	3	(2)	(2)
Other income:
Insurance income	18	17	15	49	37
Loan securitization servicing fees	5	5	5	15	15
Credit card fees	8	3	4	14	12
Net gains from principal investing	28	23	29	48	40
Miscellaneous income	62	56	41	161	148

Total other income	121	104	94	287	252

Total noninterest income	$543	$547	$531	$1,571	$1,517

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended			Nine months ended
	9-30-06	6-30-06	9-30-05	9-30-06	9-30-05
Brokerage commissions and fee income	$56	$59	$61	$177	$186
Personal asset management and custody fees	39	38	39	116	115
Institutional asset management and custody fees	42	42	35	118	107

Total trust and investment services income	$137	$139	$135	$411	$408

Investment Banking and Capital Markets Income
(in millions)

	Three months ended			Nine months ended
	9-30-06	6-30-06	9-30-05	9-30-06	9-30-05
Investment banking income	$21	$26	$21	$69	$57
Dealer trading and derivatives income	7	11	16	25	45
Income from other investments	5	11	14	37	37
Foreign exchange income	11	11	11	32	29

Total investment banking and capital markets income	$44	$59	$62	$163	$168

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Noninterest Expense
(dollars in millions)

	Three months ended			Nine months ended
	9-30-06	6-30-06	9-30-05	9-30-06	9-30-05
Personnel [a]	$422	$431	$414	$1,258	$1,190
Net occupancy	63	61	66	187	212	[b]
Computer processing	52	49	54	157	155
Operating lease expense	48	45	40	134	118
Professional fees	29	40	29	102	87
Marketing	37	28	29	83	88
Equipment	26	26	28	78	84
Other expense:
Postage and delivery	13	12	12	38	37
Franchise and business taxes	9	10	8	29	25
Telecommunications	7	7	8	21	23
OREO expense, net	2	1	2	4	6
Provision (credit) for losses on lending- related commitments	—	—	2	—	(7)
Miscellaneous expense	100	106	89	303	285

Total other expense	131	136	121	395	369

Total noninterest expense	$808	$816	$781	$2,394	$2,303

Average full-time equivalent employees	20,264	19,931	19,456	19,974	19,508

(a)	Additional detail provided in table below.

(b)	Includes a charge of $30 million recorded during the first quarter of 2005 to adjust the accounting for rental expense associated with operating leases from an escalating to a straight-line basis.
Personnel Expense
(in millions)

	Three months ended			Nine months ended
	9-30-06	6-30-06	9-30-05	9-30-06	9-30-05
Salaries	$241	$235	$222	$706	$657
Incentive compensation	95	100	99	274	262
Employee benefits	68	76	66	226	204
Stock-based compensation	15	18	23	47	55
Severance	3	2	4	5	12

Total personnel expense	$422	$431	$414	$1,258	$1,190

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Loan Composition
(dollars in millions)

				Percent change 9-30-06 vs.
	9-30-06	6-30-06	9-30-05	6-30-06	9-30-05
Commercial, financial and agricultural [a]	$21,556	$21,598	$19,451	(.2)%	10.8%
Commercial real estate:
Commercial mortgage	8,266	7,994	8,618	3.4	(4.1)
Construction	8,272	7,767	6,700	6.5	23.5

Total commercial real estate loans	16,538	15,761	15,318	4.9	8.0
Commercial lease financing [a]	9,860	9,909	10,339	(.5)	(4.6)

Total commercial loans	47,954	47,268	45,108	1.5	6.3
Real estate — residential mortgage	1,407	1,418	1,476	(.8)	(4.7)
Home equity [b]	10,988	13,509	13,872	(18.7)	(20.8)
Consumer — direct	1,576	1,670	1,792	(5.6)	(12.1)
Consumer — indirect:
Marine	2,982	2,920	2,676	2.1	11.4
Other	644	623	651	3.4	(1.1)

Total consumer — indirect loans	3,626	3,543	3,327	2.3	9.0

Total consumer loans	17,597	20,140	20,467	(12.6)	(14.0)

Total loans	$65,551	$67,408	$65,575	(2.8)%	—

Loans Held for Sale Composition
(dollars in millions)

				Percent change 9-30-06 vs.
	9-30-06	6-30-06	9-30-05	6-30-06	9-30-05
Commercial, financial and agricultural	$219	$45	—	386.7%	N/M
Real estate — commercial mortgage	1,062	1,133	$416	(6.3)	155.3%
Real estate — construction	198	36	5	450.0	N/M
Commercial lease financing	2	—	—	N/M	N/M
Real estate — residential mortgage	21	27	21	(22.2)	—
Home equity [b]	2,485	1	1	N/M	N/M
Education	3,147	2,929	3,123	7.4	.8
Automobile	16	18	29	(11.1)	(44.8)

Total loans held for sale	$7,150	$4,189	$3,595	70.7%	98.9%

N/M = Not Meaningful
(a)	On March 31, 2006, Key reclassified $792 million of loans from the commercial lease financing component of the commercial loan portfolio to the commercial, financial and agricultural component to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified as the historical data was not available.

(b)	On August 1, 2006, Key transferred $2.5 billion of home equity loans from the loan portfolio to loans held for sale in connection with its intention to pursue the sale of the Champion Mortgage finance business.

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Summary of Loan Loss Experience
(dollars in millions)

	Three months ended			Nine months ended
	9-30-06	6-30-06	9-30-05	9-30-06	9-30-05
Average loans outstanding during the period	$66,010	$67,442	$64,758	$66,709	$64,346

Allowance for loan losses at beginning of period	$956	$966	$1,100	$966	$1,138
Loans charged off:
Commercial, financial and agricultural	30	20	14	74	58

Real estate— commercial mortgage	3	3	4	9	16
Real estate— construction	1	—	—	3	5

Total commercial real estate loans	4	3	4	12	21
Commercial lease financing	13	8	18	27	43

Total commercial loans	47	31	36	113	122
Real estate— residential mortgage	2	2	1	5	5
Home equity	6	8	7	22	20
Consumer— direct	7	9	10	26	28
Consumer— indirect	8	9	15	28	47

Total consumer loans	23	28	33	81	100

	70	59	69	194	222

Recoveries:
Commercial, financial and agricultural	8	7	4	27	14

Real estate— commercial mortgage	2	—	1	3	2
Real estate— construction	1	—	—	1	2

Total commercial real estate loans	3	—	1	4	4
Commercial lease financing	9	9	7	23	27

Total commercial loans	20	16	12	54	45
Real estate— residential mortgage	—	1	—	1	1
Home equity	2	1	1	5	4
Consumer— direct	1	2	2	5	6
Consumer— indirect	4	5	5	13	15

Total consumer loans	7	9	8	24	26

	27	25	20	78	71

Net loans charged off	(43)	(34)	(49)	(116)	(151)
Provision for loan losses	31	24	43	94	107
Foreign currency translation adjustment	—	—	(1)	—	(1)

Allowance for loan losses at end of period	$944	$956	$1,093	$944	$1,093

Net loan charge-offs to average loans	.25%	.21%	.30%	.23%	.32%
Allowance for loan losses to period-end loans	1.44	1.42	1.67	1.44	1.67
Allowance for loan losses to nonperforming loans	423.32	342.65	303.61	423.32	303.61

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Changes in Allowance for Credit Losses on Lending-Related Commitments
(in millions)

	Three months ended			Nine months ended
	9-30-06	6-30-06	9-30-05	9-30-06	9-30-05
Balance at beginning of period	$59	$59	$57	$59	$66
Provision (credit) for losses on lending-related commitments	—	—	2	—	(7)

Balance at end of period [a]	$59	$59	$59	$59	$59

Summary of Nonperforming Assets and Past Due Loans
(dollars in millions)

	9-30-06	6-30-06	3-31-06	12-31-05	9-30-05
Commercial, financial and agricultural	$42	$76	$68	$63	$50

Real estate — commercial mortgage	41	40	42	43	33
Real estate — construction	37	4	4	2	3

Total commercial real estate loans	78	44	46	45	36
Commercial lease financing	20	29	29	39	151

Total commercial loans	140	149	143	147	237
Real estate — residential mortgage	29	31	43	41	40
Home equity [b]	46	90	97	79	75
Consumer — direct	2	3	6	2	3
Consumer — indirect	6	6	6	8	5

Total consumer loans	83	130	152	130	123

Total nonperforming loans	223	279	295	277	360

Nonperforming loans held for sale [b]	56	1	2	3	2

OREO	52	26	21	25	29
Allowance for OREO losses	(3)	(1)	(1)	(2)	(3)

OREO, net of allowance	49	25	20	23	26

Other nonperforming assets	1	3	3	4	5

Total nonperforming assets	$329	$308	$320	$307	$393

Accruing loans past due 90 days or more	$125	$119	$107	$90	$94
Accruing loans past due 30 through 89 days	715	600	498	491	550
Nonperforming loans to period-end portfolio loans	.34%	.41%	.44%	.42%	.55%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	.50	.46	.48	.46	.60
Summary of Changes in Nonperforming Loans
(in millions)

	3Q06	2Q06	1Q06	4Q05
Balance at beginning of period	$279	$295	$277	$360
Loans placed on nonaccrual status	134	98	100	142
Charge-offs	(70)	(59)	(65)	(187)
Loans sold	(22)	(6)	(2)	(2)
Payments	(43)	(45)	(15)	(27)
Transfer to held-for-sale portfolio [b]	(55)	—	—	—
Transfers to OREO	—	(4)	—	—
Loans returned to accrual status	—	—	—	(9)

Balance at end of period	$223	$279	$295	$277

(a)	Included in accrued expenses and other liabilities on the consolidated balance sheet.

(b)	On August 1, 2006, Key transferred approximately $55 million of home equity loans from nonperforming loans to nonperforming loans held for sale in connection with its intention to pursue the sale of the Champion Mortgage finance business.

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 3Q06 vs.
	3Q06	2Q06	1Q06	4Q05	3Q05	2Q06	3Q05
Summary of operations
Total revenue (TE)	$671	$663	$643	$666	$659	1.2%	1.8%
Provision for loan losses	22	20	29	30	26	10.0	(15.4)
Noninterest expense	470	476	439	484	455	(1.3)	3.3
Net income	112	104	109	95	111	7.7	.9
Average loans and leases	26,737	26,804	26,739	27,267	27,131	(.2)	(1.5)
Average deposits	46,987	46,683	45,835	45,730	44,705	.7	5.1
Net loan charge-offs	22	24	28	31	25	(8.3)	(12.0)
Return on average allocated equity	19.20%	18.11%	19.14%	16.18%	19.10%	N/A	N/A
Average full-time equivalent employees	9,080	8,970	8,829	8,701	8,743	1.2	3.9

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$570	$564	$547	$558	$556	1.1%	2.5%
Provision for loan losses	27	16	30	24	19	68.8	42.1
Noninterest expense	420	424	392	429	406	(.9)	3.4
Net income	77	77	78	66	82	—	(6.1)
Average loans and leases	18,722	18,771	18,776	19,010	19,093	(.3)	(1.9)
Average deposits	43,405	43,091	42,222	41,929	41,126	.7	5.5
Net loan charge-offs	19	21	22	26	23	(9.5)	(17.4)
Return on average allocated equity	19.15%	19.56%	19.92%	16.36%	20.55%	N/A	N/A
Average full-time equivalent employees	8,761	8,642	8,519	8,387	8,420	1.4	4.0

Commercial Banking
Total revenue (TE)	$101	$99	$96	$108	$103	2.0%	(1.9)%
Provision for loan losses	(5)	4	(1)	6	7	N/M	N/M
Noninterest expense	50	52	47	55	49	(3.8)	2.0
Net income	35	27	31	29	29	29.6	20.7
Average loans and leases	8,015	8,033	7,963	8,257	8,038	(.2)	(.3)
Average deposits	3,582	3,592	3,613	3,801	3,579	(.3)	.1
Net loan charge-offs	3	3	6	5	2	—	50.0
Return on average allocated equity	19.31%	14.94%	17.44%	15.80%	15.91%	N/A	N/A
Average full-time equivalent employees	319	328	310	314	323	(2.7)	(1.2)

KeyCorp Reports Third Quarter 2006 Earnings
October 17, 2006

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 3Q06 vs.
	3Q06	2Q06	1Q06	4Q05	3Q05	2Q06	3Q05
Summary of operations
Total revenue (TE)	$631	$632	$625	$644	$601	(.2)%	5.0%
Provision for loan losses	9	4	10	6	17	125.0	(47.1)
Noninterest expense	340	345	334	356	326	(1.4)	4.3
Net income	176	177	176	176	161	(.6)	9.3
Average loans and leases [a]	38,767	40,201	39,534	38,398	37,072	(3.6)	4.6
Average loans held for sale [a]	6,192	3,835	3,689	3,585	3,511	61.5	76.4
Average deposits	11,068	10,638	9,962	8,580	7,785	4.0	42.2
Net loan charge-offs	21	10	11	133	24	110.0	(12.5)
Return on average allocated equity	17.52%	18.09%	18.18%	18.13%	17.10%	N/A	N/A
Average full-time equivalent employees	4,573	4,466	4,455	4,402	4,418	2.4	3.5

Supplementary information (lines of business)
Real Estate Capital
Total revenue (TE)	$169	$174	$154	$163	$148	(2.9)%	14.2%
Provision for loan losses	14	9	4	8	4	55.6	250.0
Noninterest expense	70	72	66	68	64	(2.8)	9.4
Net income	53	58	53	54	50	(8.6)	6.0
Average loans and leases	12,854	12,719	12,467	12,038	11,265	1.1	14.1
Average loans held for sale	1,022	692	577	605	603	47.7	69.5
Average deposits	3,598	3,467	3,214	2,467	2,100	3.8	71.3
Net loan charge-offs	—	2	2	—	—	(100.0)	—
Return on average allocated equity	18.64%	20.81%	19.52%	20.38%	19.60%	N/A	N/A
Average full-time equivalent employees	970	954	981	873	812	1.7	19.5

Equipment Finance
Total revenue (TE)	$137	$135	$124	$128	$122	1.5%	12.3%
Provision for loan losses	4	11	10	(8)	5	(63.6)	(20.0)
Noninterest expense	82	79	77	80	72	3.8	13.9
Net income	32	29	23	35	28	10.3	14.3
Average loans and leases	10,108	9,871	9,569	9,458	9,133	2.4	10.7
Average loans held for sale	6	34	8	—	—	(82.4)	N/M
Average deposits	19	14	15	15	14	35.7	35.7
Net loan charge-offs	12	3	3	132	11	300.0	9.1
Return on average allocated equity	14.73%	13.90%	11.25%	17.25%	14.32%	N/A	N/A
Average full-time equivalent employees	927	915	935	971	966	1.3	(4.0)

Institutional and Capital Markets
Total revenue (TE)	$188	$189	$205	$189	$180	(.5)%	4.4%
Provision for loan losses	(3)	(26)	(4)	4	(5)	88.5	40.0
Noninterest expense	110	112	110	111	109	(1.8)	.9
Net income	50	63	62	46	48	(20.6)	4.2
Average loans and leases	7,377	7,589	7,823	7,358	7,316	(2.8)	.8
Average loans held for sale	455	139	112	73	—	227.3	N/M
Average deposits	6,704	6,441	6,030	5,434	4,986	4.1	34.5
Net loan charge-offs (recoveries)	(1)	(1)	(4)	(4)	—	—	N/M
Return on average allocated equity	18.10%	23.66%	23.00%	16.98%	18.03%	N/A	N/A
Average full-time equivalent employees	1,305	1,254	1,234	1,223	1,255	4.1	4.0

Consumer Finance
Total revenue (TE)	$137	$134	$142	$164	$151	2.2%	(9.3)%
Provision for loan losses	(6)	10	—	2	13	N/M	N/M
Noninterest expense	78	82	81	97	81	(4.9)	(3.7)
Net income	41	27	38	41	35	51.9	17.1
Average loans and leases [a]	8,428	10,022	9,675	9,544	9,358	(15.9)	(9.9)
Average loans held for sale [a]	4,709	2,970	2,992	2,907	2,908	58.6	61.9
Average deposits	747	716	703	664	685	4.3	9.1
Net loan charge-offs	10	6	10	5	13	66.7	(23.1)
Return on average allocated equity	18.09%	12.02%	17.07%	17.68%	15.58%	N/A	N/A
Average full-time equivalent employees	1,371	1,343	1,305	1,335	1,385	2.1	(1.0)
(a)	On August 1, 2006, Key transferred $2.5 billion of home equity loans from the loan portfolio to loans held for sale in connection with its intention to pursue the sale of the Champion Mortgage finance business. This transfer reduced average home equity loans and increased average loans held for sale by approximately $1.6 billion for the third quarter of 2006.
TE = Taxable Equivalent
N/A = Not Applicable
N/M = Not Meaningful